Exhibit 4.7

CERTIFICATE OF TRUST

OF

JPMORGAN CHASE CAPITAL XXVIII

THIS CERTIFICATE OF TRUST of JPMorgan Chase Capital XXVIII (the “Trust”) is being duly executed and filed by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.) (the “Act”).

1. Name. The name of the statutory trust formed hereby is JPMorgan Chase Capital XXVIII.

2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

THE BANK OF NEW YORK (DELAWARE)
as Delaware Trustee

By:	/s/ Kristine K. Gullo
Name:	Kristine K. Gullo
Title:	Vice President

/s/ Mark I. Kleinman
Mark I. Kleinman, as Administrative Trustee

/s/ Michael J. Cavanagh
Michael J. Cavanagh, as Administrative Trustee